Exhibit 99.1

Contact:	Karen N. Latham	For Immediate Release
630-954-2063
FEDERAL SIGNAL UPDATES OUTLOOK FOR SECOND HALF OF 2005
Oak Brook, Illinois, September 28, 2005 — Federal Signal Corporation (NYSE: FSS) today reiterated the Company’s $1.2 billion revenue projection for 2005, while lowering the near-term operating margin outlook for its vehicle segments. The Company will provide an update at the Sidoti Emerging Growth Investor Forum in San Francisco on Thursday, September 29. A copy of the presentation slides has been filed concurrent with this release, and is also available on the Company’s web site at www.federalsignal.com.
Robert D. Welding, president and CEO, stated, “I remain encouraged by the progress we are making on multiple fronts. In our Fire Rescue business, revenue, operating margin and working capital continue to improve with each quarter, although we have been running about a quarter behind in achieving margin benchmarks established at the beginning of the year. Safety Products is having another great year with strong revenue and steady operating margins. Our Tool businesses are stable despite significant increases in material costs, and our Environmental Products businesses are performing very well, except for Refuse where multiple issues continue to impact our performance. We are working very hard to stabilize this last major problem business where we are running behind our initial target. As a result, our second half operating margins will fall short of our expectations. However, we continue to be focused on positioning Federal Signal Corporation for long-term value creation and I remain very excited about our future.”
UPDATED GROUP OUTLOOK
Environmental Products revenue is stronger than expected due to solid performance in four key businesses – sweepers, sewer cleaners, vacuum trucks and water blasters. Second half revenues are projected at $205 million to $215 million, up from $181 million in the same period of 2004. The Group’s operating margin is expected to be lower than previously projected as the company continues to experience losses in its refuse truck body operations, where a plant consolidation and restructuring were largely completed in the first half of 2005. Earnings are also impacted adversely by start-up expenses associated with its previously-announced joint venture to produce refuse truck bodies in China. The company now projects a second half operating margin of less than 2% for the Group, modestly better than the loss recorded in the second half of 2004.
The unfavorable results at Refuse reflect the slower ramp-up of production in the Alberta, Canada production facility; higher materials costs, including a physical inventory loss; and a slower than planned reduction in fixed overhead costs. Despite a strong backlog, production is below expectations because of difficulties recruiting and training operators in the face of strong competing demand for workers in the local oil and gas industry. Material costs are higher than planned due in part to additional outsourcing of components in the face of labor shortages, and realized price increases are below plan, in part due to the carryover of some volumes on lower-priced contracts. The Company now believes breakeven earnings are unlikely before mid-2006.
Fire Rescue is expected to achieve its third consecutive quarter of improvement in operating margins in the third quarter of 2005. New bookings are strong and revenue comparisons are favorable versus last year, primarily due to increased production throughput in the Ocala facility. Second half revenues are projected at $205-220 million, up from $198 million in the same period of 2004. The Group’s operating margin is expected to be 3% to 5% in the second half, a significant improvement from the loss reported in the second half of 2004, which included recognition of a loss on a large multi-year contract for the Netherlands. For the full year, Fire Rescue performance is expected to improve from 2004, though it will not achieve the previously forecast 3% to 4% operating margin, due to the loss experienced in the first half of this year.
Safety Products results remain strong and revenue growth may exceed prior projections. New business is increasing for nearly all product lines and the Company expects Group revenue of $274 million to $284 million and an operating margin of 13% to 14% for the full year 2005. For the second half of the year, the Group is expected to generate $135 million to $145 million in revenue and operating margin of 14% to 15%.
Tool Group expectations are consistent with the prior forecast. The Group is making progress in reducing its fixed costs, shifting production to lower cost regions and increasing sales in growth markets. In addition, the Group has raised prices to help offset continued material cost escalation. Full year revenues are expected to be $160 million to $164 million and operating margins are forecast at 10% to 11%. For the second half of the year, the Group is expected to generate $78 million to $82 million in revenue and operating margins of 10% to 11%.
Federal Signal will announce its third quarter 2005 earnings results on Friday, October 28, 2005.
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Federal Signal is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company’s shares are traded on the New York Stock Exchange under the symbol FSS.
This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission.
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